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                                                                     EXHIBIT 5.1

                  [Winstead Sechrest & Minick P.C. Letterhead]

December 31, 2002

Rent-A-Center, Inc.
5700 Tennyson Parkway
Third Floor
Plano, Texas 75024

         Re: Rent-A-Center, Inc. - Post Effective Amendment No. 1 to Registration Statement on Form S-3

Ladies and Gentlemen:

         We have acted as counsel for Rent-A-Center, Inc., (formerly Rent-A-Center Holdings, Inc.) a Delaware corporation (the "COMPANY"), in connection with the Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (Registration No. 333-77985) (the "REGISTRATION STATEMENT") filed by the Company with the Securities and Exchange Commission (the "COMMISSION") under the Securities Act of 1933, as amended (the "SECURITIES ACT"), with respect to the Company's adoption, as the successor issuer to Rent-A-Center East, Inc. (formerly, Rent-A-Center, Inc.), a Delaware corporation (the "PREDECESSOR"), of Registration Statement No. 333-77985 pursuant to Rule 414 of the Securities Act. The Registration Statement covers shares (the "SHARES") of the Company's common stock, par value $0.01 per share ("COMMON STOCK"), which may be issued upon the exercise of certain options (the "OPTIONS") granted by the Predecessor and adopted and assumed by the Company.

         In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of our opinion, including: (i) the Company's Certificate of Incorporation, as amended, (ii) the Company's Amended and Restated Bylaws and
(iii) the applicable minutes of meetings or consents in lieu of meetings of the Company's board of directors (the "BOARD").

         For the purposes of expressing the opinion hereinafter set forth, we have assumed: (i) the genuineness of all signatures and documents; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to the originals of all documents submitted to us as copies; (iv) the correctness and accuracy of all facts set forth in the documents referred to in this Opinion Letter; (v) the due authorization, execution, and delivery of and the validity and binding effect of all documents; and (vi) compliance both in the past and in the future with the terms of the agreements underlying the Options (the "OPTION AGREEMENTS") by the Company, the respective Option holders, the Board and any committees thereof.

         Based on the foregoing and subject to the qualifications set forth herein, we are of the opinion that upon the issuance of Shares in accordance with the terms and conditions of the Option Agreements, including receipt prior to issuance by the Company of the full consideration for the Shares (which consideration shall be at least equal to the par value thereof), the Shares will be validly issued, fully paid and nonassessable shares of Common Stock.

         Our opinions herein are limited in all respects to the General Corporation Law of the State of Delaware, which includes those statutory provisions as well as all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws, and the federal laws of the United States of America, and we do not express any opinion as to the applicability of or the effect thereon of the laws of any other jurisdiction. We express no opinion as to any matter other than as set forth herein, and no opinion may be inferred or implied herefrom.

         This firm consents to the filing of this opinion with the Commission as
Exhibit 5.1 to the Registration Statement.

                                          Very truly yours,

                                          /s/ Winstead Sechrest & Minick P.C.

                                          Winstead Sechrest & Minick P.C.